Exhibit 4.10

(English Translation)

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter “Agreement”) has been executed by and among the following parties on January 27, 2014 in Beijing, the People’s Republic of China (hereinafter “PRC”):

Pledgee: Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.

Address: Room 5, 7/F, Tower B, Global Trade Center, No. 36 North Third Ring East Road, Dongcheng District, Beijing, People’s Republic of China.

Pledgor A: JIN Weimin

PRC ID number: [610102197004140910]

Address: No. 2-25 Tuan Jie Building, Shangjian Road, Xian

Pledgor B: WANG Tao

PRC ID number: [110108196212263793]

Address: No. 6 Deng Lai Hutong, Xuanwu District, Beijing

(Pledgor A and Pledgor B collectively referred to as “Pledgor”)

Domestic Company: Beijing Run An Information Consultancy Co., Ltd.

Address: Room 4, 7/F, Tower B, Global Trade Center, No. 36 North Third Ring East Road, Dongcheng District, Beijing, People’s Republic of China

(Under this Agreement, the Pledgee, the Pledgor and the Domestic Company is each referred to as “Party” and collectively as the “Parties” hereinafter.)

Whereas:

1.                              The Pledgor is a PRC citizen and holds 100% of the equity interest in the Domestic Company with capital contribution of RMB6,000,000. Pledgor A has a 50% equity interest in the Domestic Company, and Pledgor B has a 50% equity interest in the Domestic Company.

2.                              The Domestic Company is a limited liability company established and validly existing under PRC law.

3.                              The Pledgee is a wholly owned foreign enterprise established and validly existing under PRC law.

4.                              The Pledgee and the Domestic Company entered into the Technical and Consulting Service Agreement on September 11, 2007 (hereinafter “Service Agreement 1”).

5.                              The Pledgee and the Domestic Company’s wholly owned subsidiary, Beijing Qian Cheng Si Jin Advertising Co., Ltd., entered into the Technical and Consulting Service Agreement on May 3, 2004 and the Supplement Agreement to Technical and Consulting Service Agreement on January 27, 2014 (hereinafter “Service Agreement 2”).

6.                              The Pledgee, the Pledgor and the Domestic Company entered into the Exclusive Purchase Option Agreement on January 27, 2014 (hereinafter “Exclusive Purchase Option Agreement”, together with Service Agreement 1 and Service Agreement 2 collectively referred to as “Master Contract”).

7.                              To secure the performance of obligations by the Pledgor and the Domestic Company, in which the Pledgor holds all of the equity interest, under the Master Contract (including but not limited to normal consulting service fees charged), the Pledgor agrees to unconditionally and irrevocably pledge 100% of the Pledgor’s equity interest in the Domestic Company as security.

NOW, THEREFORE, in order to fulfill the terms and provisions of the Master Contract, the Pledgor and the Pledgee have mutually agreed on the following:

1.                              Pledge

1.1                       The Pledgor agrees to pledge 100% of its equity interest in the Domestic Company to the Pledgee as security for the performance of all obligations of the Pledgor and the Domestic Company under the Master Contract and for all liability resulting from the Master Contract being invalid, revoked or terminated.

1.2                       Under the Pledge Right, the Pledgee shall enjoy the priority right with respect to the proceeds arising from selling at a discount, auction of, or selling off the equity interests pledged by the Pledgor to the Pledgee.

1.3                       Under this Agreement, the pledged equity interests include 100% of equity interest owned by the Pledgor (hereinafter “Pledged Equity Interests”) and all rights related to the Pledged Equity Interests. Details of the Pledged Equity Interests are as follows:

Pledgee: Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.

Pledged Equity Interests of the Company: Beijing Run An Information Consultancy Co., Ltd.

Pledgor A: JIN Weimin, Capital contribution in Pledged Equity Interests: RMB3,000,000

Pledgor B: WANG Tao, Capital contribution in Pledged Equity Interests: RMB3,000,000

2.                              Scope of Guaranty

2.1                       The scope of the guaranty of the pledge under this Agreement includes the performance of all obligations of the Pledgor and the Domestic Company under the Master Contract and the responsibility for all liability resulting from the Master Contract being invalid, revoked or terminated (including but not limited to all accounts payable, arrears, debt and costs incurred by the Pledgee in exercising its rights under the pledge). To avoid any doubt, the scope of the guaranty of the pledge is not limited to the capital contribution in the Domestic Company made by the Pledgor as shareholder.

2.2                       The effectiveness of the guaranty under this Agreement is not impacted by any amendment or change of the Master Contract and the obligations of the Pledgor and the Domestic Company are still valid following an amendment of the Master Contract. If the Master Contract becomes invalid or is revoked or terminated, the Pledgee is entitled to exercise its Pledge Right immediately according to Article 8 of this Agreement.

2.3                       Each Party agrees that at the date of the signing of this Agreement, the value of the equity interest pledged as security by each Pledgor is RMB3,000,000. Each Party agrees that the Pledgee has the right under the performance of obligations of the Master Contract and other related factors to adjust the value of the equity interest pledged as security through written notice to the Pledgor. Such written notice shall be binding on the Pledgor.

3.                              Pledge Establishment and Term

3.1                       The equity pledge established under this Agreement shall be recorded in the shareholder register of the Domestic Company in a timely manner (see Attachment 1).

3.2                       The pledge is established when the pledge is registered with the relevant administration for industry and commerce supervising the Domestic Company.

3.3                       The term of the pledge under this Agreement is effective from the date of establishment until two years following the fulfillment of all obligations under the Master Contract.

3.4                       Subject to the prior written consent of the Pledgee, the Pledgor can increase his capital contribution in the Domestic Company and transfer or receive equity interest in the Domestic Company, but any capital contribution or change in ownership of the Domestic Company made by the Pledgor is bound by the provisions of this Agreement. The Domestic Company shall update its shareholder register and the pledge registration at the relevant administration for industry and commerce in a timely manner following any changes.

3.5                       During the term of the pledge, if the Pledgor or the Domestic Company are unable to perform their obligations under the Master Contract, the Pledgee can exercise its Pledge Right according to Article 8 of this Agreement.

4.                              Custody of Pledge Certificates

4.1                       The Pledgor shall deliver the shareholder register, with the record of the pledge of equity interests as mentioned in above Article 3, and the capital contribution certificate of the Domestic Company (see Attachment 2) within one week upon the pledge being recorded to the Pledgee for its custody, and the Pledgee is obligated to keep the received pledge documents.

4.2                       If the pledge is released under the provisions of this Agreement, the Pledgee shall return the pledge certificates to the Pledgor in a timely manner after the release and provide necessary assistance to the Pledgor with regards to procedures for the deregistration of the pledge.

4.3                       The Pledgee is entitled to all benefits and rights, including dividends, arising from the Pledged Equity Interests.

5.                              Representations and Warranties of the Pledgor

5.1                       The Pledgor is the sole legal owner of the Pledged Equity Interests.

5.2                       At any time when the Pledgee exercises its rights under this Agreement, there shall be no interference from any other party.

5.3                       The Pledgee has the right to exercise or transfer the pledge under the provisions of this Agreement.

5.4                       The Pledgor has not established any other pledge or encumbrance except towards the Pledgee.

5.5                       The shareholders of the Domestic Company will pass a resolution to agree to the matters of the pledge under this Agreement.

5.6                       Upon entering into this Agreement, it constitutes a legal, valid and binding obligation on the Pledgor.

5.7                       The actions of the Pledgor under this Agreement to pledge the Pledged Equity Interests do not violate laws, regulations and policies of the PRC and government authorities, and also do not violate any contracts, agreements or commitments entered into between the Pledgor and other third parties.

5.8                       All documents and information provided by the Pledgor to the Pledgee under this Agreement are true, accurate and complete.

6.                              Covenants of the Pledgor

6.1                       During the term of this Agreement, the Pledgor covenants to the Pledgee as follows:

6.1.1                  To ensure that the pledge is registered with the relevant administration for industry and commerce;

6.1.2                  Without the prior written consent of the Pledgee, the Pledgor should not transfer the Pledged Equity Interests, or establish or allow the establishment of any pledge or any other security upon the Pledged Equity Interests which may impact the rights and benefits of the Pledgee;

6.1.3                  The Pledgor shall abide by and exercise all the provisions of laws and regulations in relation to the pledge of rights, and shall present the Pledgee any and all notices, directions or suggestions issued by related competent authorities within five days upon the receipt of such notices, directions or suggestions, and shall comply with such notices, directions or suggestions, or present its opposite opinions and representations regarding the above mentioned issues according to the reasonable request of the Pledgee or with the consent from the Pledgee; and

6.1.4                  The Pledgor shall give prompt notice to the Pledgee regarding any occurrence or received notice which may affect the equity interests or any part of the equity interests held by the Pledgor, or may change any warranties or obligations of the Pledgor under this Agreement.

6.2                       The Pledgor agrees that the right of the Pledgee to exercise the Pledge Right hereunder in accordance with this Agreement shall not be interfered or impaired by any legal proceedings taken by the Pledgor, or the successor or designated person of the Pledgor or any other person.

6.3                       The Pledgor warrants to the Pledgee that, in order to protect or consummate the guaranty provided by this Agreement regarding the performance of the Master Contract, the Pledgor will faithfully sign, or cause any other party which is materially related to the Pledge Right to sign, any and all right certificates and deeds, and/or take, or cause any other party which is materially related to the Pledge Right to take, any and all actions, reasonably required by the Pledgee, and will facilitate the exercise of the rights and authorizations granted to the Pledgee under this Agreement, enter into any change to related equity documents (if applicable and necessary) with the Pledgee or the Pledgee’s designated person (individual/legal person), and provide to the Pledgee any and all notices, orders and decisions related to the Pledge Right within a reasonable period.

6.4                       The Pledgor irrevocably agrees to waive the preemptive purchase right with respect to the Pledged Equity Interests pledged by other shareholders of the Domestic Company to the Pledgee and the transfer of equity interests due to the exercise of the Pledge Right by the Pledgee.

6.5                       The Pledgor ensures to the Pledgee that he will abide by and perform all warranties, covenants, agreements, representations, conditions and obligations under this Agreement to protect the interests of the Pledgee. If the Pledgor cannot abide by, does not perform or does not fully perform its warranties, covenants, agreements, representations, conditions and obligations under this Agreement and the Master Contract, the Pledgor shall compensate the Pledgee for any and all losses suffered by the Pledgee.

7.                              Event of Default

7.1                       Any of the following is deemed as an Event of Default:

7.1.1                  Any representation or warranty of the Pledgor under Article 5 of this Agreement is substantially misleading or untrue, and/or the Pledgor breaches any of his warranties under Article 5 of this Agreement;

7.1.2                  The Pledgor breaches its covenants under Article 6 of this Agreement;

7.1.3                  The Pledgor or the Domestic Company breaches any provisions or is unable to perform its obligations under this Agreement or the Master Contract;

7.1.4                  Any provisions or obligations of the Pledgor and the Domestic Company under this Agreement or the Master Contract is deemed to be illegal, invalid, void or unenforceable;

7.1.5                  The Pledgor disposes the Pledged Equity Interests, fails to obtain the Pledgee’s written consent and makes an unauthorized transfer of the Pledged Equity Interests, or creates any encumbrances on the Pledged Equity Interests without the Pledgee’s consent;

7.1.6                  Any external borrowings, guaranty, indemnification, covenants or any other liabilities of the Pledgor (1) is required to be repaid or exercised early due to its default; or (2) is not repaid or exercised when due, which makes the Pledgee reasonably believe that the ability of the Pledgor to perform his obligations under this Agreement has been impaired;

7.1.7                  The Pledgor fails to repay general debts or other liabilities;

7.1.8                  Any provision of this Agreement is deemed to be illegal with promulgation of related laws, or the Pledgor is unable to continue to perform his obligations hereunder;

7.1.9                  The consent, permission, approval or authorization from the relevant government authorities for making this Agreement enforceable, legal or valid is revoked, suspended, invalidated or materially amended;

7.1.10           Adverse change with respect to the assets of the Pledgor, which makes the Pledgee reasonably believe that the ability of the Pledgor to perform his obligations under this Agreement has been impaired;

7.1.11           Any action or omission by the Pledgor that breaches the provisions under this Agreement that results in default; or

7.1.12           Other circumstances which make the Pledgee unable to dispose of the Pledge Right in accordance with related laws.

7.2                       In the event of the awareness or discovery that any issue described in the above Article 7.1 or circumstances which may cause the occurrence of such mentioned issues has happened, the Pledgor shall provide prompt written notice to the Pledgee.

7.3                       Unless an Event of Default specified in above Article 7.1 has been resolved to the satisfaction of the Pledgee, otherwise the Pledgee is entitled to serve a Notice of Default to the Pledgor immediately following or at any time after the occurrence of the Event of Default, to require the Pledgor and the Domestic Company to immediately perform its obligations under the Master Contract or dispose of the Pledge Right in accordance with Article 8 of this Agreement.

8.                              Exercise of Pledge Right

8.1                       Prior to the fulfillment of performance of all obligations under the Master Contract, the Pledgor should not transfer the Pledged Equity Interests without the written consent of the Pledgee.

8.2                       In the event of occurrence of an Event of Default described in above Article 7, the Pledgee shall serve a Notice of Default to the Pledgor when exercising the Pledge Right.

8.3                       Under Article 7.3, the Pledgee may exercise the right to dispose of the Pledge Right at the same time of or any time after the service of the Notice of Default.

8.4                       The Pledgee has the priority right with respect to the proceeds arising from selling at a discount, auction of, or selling off all or a portion of the Pledged Equity Interests, until the performance of all obligations under the Master Contract is completed. If the Pledgee decides to exercise the Pledge Right, the Pledgor undertakes to transfer all of his shareholder rights to the Pledgee for exercise.

8.5                       When the Pledgee is disposing of the Pledge Right in accordance with this Agreement, the Pledgor should not create any obstacle and shall provide any necessary and active assistance to the Pledgee to realize the Pledge Right.

9.                              Assignment

9.1                       Without the prior consent of the Pledgee, the Pledgor has no right to grant or transfer any of his rights and obligations under this Agreement. In the case of the Pledgor’s death or full loss of capacity for civil conduct, the Pledgor agrees to immediately transfer its rights and obligations under this Agreement to a person designated by the Pledgee to succeed, or the Pledged Equity Interests shall be given to the Pledgee to manage, including but not limited to transferring the Pledged Equity Interests to the Pledgee or a person designated by the Pledgee.

9.2                       The Pledgee is entitled to transfer any or all rights and obligations under the Master Contract to any person (individual/legal person) designated by it at any time. Under this circumstance, the assignee has the same rights and obligations as the Pledgee under this Agreement, as if such rights and obligations are granted to it as a party to this Agreement. When transferring the rights and obligations under the Master Contract, the Pledgor shall sign any and all related agreements and/or documents as required by the Pledgee.

9.3                       After the change of the Pledgee due to transfer, all the parties to the new pledge shall enter into a new pledge contract, which shall have substantially the same content as this Agreement.

9.4                       This Agreement is effective and binding upon each Party and each Party’s heirs, successors or assignees.

10.                       Contract Effectiveness and Termination

10.1                This Agreement is effective upon signing by the Parties. The Parties agree and confirm that the provisions and conditions of this Agreement are retroactive to the date the Pledgor became a shareholder of the Domestic Company.

10.2                The Parties confirm that whether the pledge hereunder has been registered and recorded or not with the relevant administration for industry and commerce will not impair the effectiveness and validity of this Agreement.

10.3                This Agreement will terminate two years after the Pledgor and the Domestic Company no longer assumes any liability under or arising from the Master Contract. After the termination of this Agreement, the Pledgee shall release the pledge under this Agreement as soon as possible.

10.4                Release of the pledge shall be recorded accordingly on the shareholder register of the Domestic Company and related deregistration formalities shall be proceeded with at the relevant administration for industry and commerce which supervises the Domestic Company.

11.                       Processing Fee and Other Costs

11.1                The Parties agree and confirm that all fees and actual costs related to this Agreement, including but not limited to legal fees, processing fee, stamp duty and all other related taxes and expenses shall be borne by the Pledgor. If related taxes are borne by the Pledgee in accordance with laws, then the Pledgor shall fully compensate the Pledgee for all the taxes paid by the Pledgee unless the Pledgee itself agrees to bear all or a portion of the taxes paid.

11.2               If the Pledgor does not pay taxes and costs payable under the provisions of this Agreement or causes recourse to the Pledgee for the Pledgor’s unpaid amounts, the Pledgor shall bear all costs arising from this (including but not limited all expenses related to the administration of the pledge, handling fees, management fees, court costs, attorney fees, insurance fees, etc.).

12.                       Compensation for Default

12.1                If one Party (hereinafter “Defaulting Party”) violates any provision of this Agreement and causes damage to the other Party (hereinafter “Non-Defaulting Party”), the Non-Defaulting Party shall serve written notice to the Defaulting Party requiring the Defaulting Party to immediately rectify and correct the breach. If the Defaulting Party fails to take satisfactory measures to rectify and correct the breach within fifteen days of the written notice from the Non-Defaulting Party, the Non-Defaulting Party may immediately take action under the provisions of this Agreement or other remedies through legal means.

12.2                The Pledgor and the Domestic Company further agree that the Pledgor and the Domestic Company shall compensate the Pledgee for any and all losses, damages, obligations or costs caused by the implementation and performance of this Agreement as well as litigation or claim initiated against the Pledgee. The Pledgee is indemnified from damages.

12.3                The Parties agree that this Article shall continue to be effective regardless of any change, cancellation or termination of this Agreement.

13.                       Force Majeure

13.1                “Force Majeure” shall mean any event beyond the reasonable foresight and control of the Party so affected, which are unpredictable and unavoidable, including but not limited to governmental acts, acts of God, fires, explosions, storms, floods, earthquakes, tides, lightning or wars. However, any shortage of credit, funding or financing shall not be deemed as the events beyond reasonable control. The affected Party of the Force Majeure Event shall immediately inform the other Party of an exemption to its obligations and the measures it needs to take in order to complete its performance.

13.2                In the event that the performance of this Agreement is delayed or interrupted due to a Force Majeure Event, the affected Party shall be excused from any liability to the extent of the delayed or interrupted performance. However, the affected Party shall take appropriate measures to reduce or eliminate the effect of the Force Majeure Event and efforts should be made to resume the performance of obligations that were delayed or hampered. Once the Force Majeure Event is resolved, the Parties agree to use best efforts to resume performance of this Agreement.

14.                       Applicable Law and Dispute Resolution

14.1                The formation, validity, interpretation, performance, modification and termination of this Agreement and the dispute resolution shall be governed by PRC laws.

14.2                The Parties shall strive to settle any dispute arising from the interpretation and performance of this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty days after the request for consultation is made by any Party, any Party can submit such matter to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing using Chinese language. The arbitration award shall be final and binding upon all Parties.

14.3                Upon the occurrence of any dispute arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

15.                       Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be made in writing in Chinese or English and delivered personally or by mail, registered mail, courier service or facsimile transmission to the addresses of the other Parties set forth below or other designated addresses notified by such other Parties to such Party from time to time. The date when the notice is deemed to be duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the tenth day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as shown on the transmission confirmation of relevant documents.

Pledgee: Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.

Attention: Rick YAN

Address: Room 5, 7/F, Tower B, Global Trade Center, No. 36 North Third Ring East Road, Dongcheng District, Beijing, People’s Republic of China

Telephone: 86-21-61601888

Facsimile: 86-21-68796233

Pledgor A: JIN Weimin

Address: No. 2-25 Tuan Jie Building, Shangjian Road, Xian

Telephone: 86-13909264283

Facsimile: 86-29-88427260

Pledgor B: WANG Tao

Address: No. 6 Deng Lai Hutong, Xuanwu District, Beijing

Telephone: 86-13910688175

Facsimile: 86-10-84566811

Domestic Company: Beijing Run An Information Consultancy Co., Ltd.

Address: Room 4, 7/F, Tower B, Global Trade Center, No. 36 North Third Ring East Road, Dongcheng District, Beijing, People’s Republic of China

Telephone: 86-10-58273388

Facsimile: 86-10-84566811

16.                       Miscellaneous

16.1                The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

16.2                The Parties agree to promptly execute any document and take any other action reasonably necessary or advisable to perform provisions and purpose of this Agreement.

16.3                The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the subject matters herein and fully supersede all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

16.4                If any provision of this Agreement is held void, invalid or unenforceable by a court of competent jurisdiction, governmental agency or arbitration authority, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or unenforceable provisions and revise such void, invalid or unenforceable provisions only to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

16.5                Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

16.6                Any obligation incurred due to the expiration or early termination of this Agreement will continue to be in force after the expiration or early termination of this Agreement.

16.7                Outstanding issues not in this Agreement shall be determined through consultation by the Parties. The Parties may amend and supplement this Agreement in writing. Any amendment and/or supplement to this Agreement duly signed by the Parties is an integral part of and has the same legal effect as this Agreement.

16.8                If the relevant authority with which the equity pledge is registered requests a new equity pledge or a modification to this Agreement, the Parties will use best efforts to sincerely ensure the validity and execution of this Agreement. A new equity pledge or modified agreement shall be for the purpose of the registration with the relevant administration for industry and commerce and does not amend or replace this Agreement. If the modified agreement is in conflict with this Agreement, this Agreement shall prevail.

16.9                This Agreement is written in Chinese with six originals, each copy with same legal effect.

(No text below, signature page follows)

(No text below, signature page of Equity Pledge Agreement)

Pledgee: Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.

Signature:	/s/ Rick YAN
Authorized Representative:
(Seal) [Company seal of Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.]

Pledgor A: JIN Weimin

Signature:	/s/ JIN Weimin

Pledgor B: WANG Tao

Signature:	/s/ WANG Tao

Domestic Company: Beijing Run An Information Consultancy Co., Ltd.

Signature:
Authorized Representative:
(Seal) [Company seal of Beijing Run An Information Consultancy Co., Ltd.]

Attachment 1                     Shareholder Register of Beijing Run An Information Consultancy Co., Ltd.

Shareholder Register of Beijing Run An Information Consultancy Co., Ltd.

Reference No.:

As of January 27, 2014, Beijing Run An Information Consultancy Co., Ltd. (hereinafter “Company”) has registered capital of RMB6,000,000. The Company has two shareholders and all of the registered capital has been paid. The names of the Company’s shareholders and the equity interests pledged are as follows:

Shareholder name and address: JIN Weimin, No. 2-25 Tuan Jie Building, Shangjian Road, Xian

Capital Contribution in the Company: RMB3,000,000, ownership percentage: 50%

Percentage of equity interest pledged: 100%, Pledged to Qian Cheng Wu You Network Information Technology (Beijing) Co, Ltd.

Shareholder name and address: WANG Tao, No. 6 Deng Lai Hutong, Xuanwu District, Beijing

Capital Contribution in the Company: RMB3,000,000, ownership percentage: 50%

Percentage of equity interest pledged: 100%, Pledged to Qian Cheng Wu You Network Information Technology (Beijing) Co, Ltd.

Beijing Run An Information Consultancy Co., Ltd.
(Seal) [Company seal of Beijing Run An Information Consultancy Co., Ltd.]

Name:	/s/ WANG Tao

Title:	Legal Representative of the Company

Date:

Attachment 2                                                                     Beijing Run An Information Consultancy Co., Ltd.

Capital Contribution Certificate of Beijing Run An Information Consultancy Co., Ltd.

Reference No.:

Beijing Run An Information Consultancy Co., Ltd. (hereinafter “Company”) was incorporated on January 29, 1997 at the Beijing Administration for Industry and Commerce. The Company’s registered capital is RMB6,000,000.

Certifications:

1.                        JIN Weimin is a shareholder of the Company and has contributed capital of RMB3,000,000, which represents 50% of the total equity interest in the Company;

2.                        WANG Tao is a shareholder of the Company and has contributed capital of RMB3,000,000, which represents 50% of the total equity interest in the Company.

Beijing Run An Information Consultancy Co., Ltd.
(Seal) [Company seal of Beijing Run An Information Consultancy Co., Ltd.]

Name:	/s/ WANG Tao

Title:	Legal Representative of the Company

Date: